                                                                   Exhibit 10(I)

                        2001 RESTATEMENT OF EMPLOYMENT,
                   NON-DISCLOSURE AND NON-COMPETE AGREEMENT
                   ----------------------------------------

     This restatement (which may be referred to as the "2001 Amended Agreement") is a restatement and an amendment to the Employment, Non-Disclosure and Non-Compete Agreement dated June 20, 1994 (hereinafter referred to as the "1994 Agreement"). This 2001 Amended Agreement is made as of this 13th day of September, 2001 by and between International Electronics, Inc. a duly organized and existing Massachusetts corporation with a usual place of business at 427 Turnpike Street, Canton, Massachusetts 02021 (hereinafter referred to as the "Company") and John Waldstein of 97 Meadowbrook Road, Needham, Massachusetts 02492 (hereinafter referred to as the "Employee"). This 2001 Amended Agreement is meant to incorporate the 1994 Agreement as it has been amended from time to time since 1994, including an amendment in December 1994, an amendment in May 1998, an amendment in July 1999 and amendments made earlier in 2001. The purpose of this 2001 Amended Agreement is to consolidate and restate the various changes and amendments that have been made to the 1994 Agreement and to eliminate certain provisions which have expired or which no longer apply.

     1.  Employment.
         ----------

     The Company hereby employs the Employee, and the Employee hereby accepts employment, on the terms and conditions hereinafter set forth. Prior to the 1994 Agreement, Employee was employed by the Company pursuant to an Employment, Non-Disclosure and Non-Competition Agreement dated August 1, 1992 (the "1992 Agreement"). During the term of this 2001 Amended Agreement, the Company shall not change the status of the Employee. A change of status ("Change of Status") shall mean the occurrence of any of the following events without the express written approval of the Employee: (i) any diminution or change in any manner adverse to the Employee of (x) his positions, duties, responsibilities, or status with the Company; (y) his reporting responsibilities, titles, offices or the manner in which he is held out to the public or the industry; or (z) his salary, bonus or other benefits, or (ii) the Company requiring him to be based at any office or location more than thirty miles from the Company's current main office in Massachusetts.

     2.  Freedom to Contract.
         -------------------

     The Employee represents that he is free to enter into this 2001 Amended Agreement, that he has not made and will not make any agreements in conflict with this 2001 Amended Agreement, and will not disclose to the Company, or use for the Company's benefit, any trade secrets or confidential information which are the property of any other party, now or hereafter in the Employee's possession. The Employee and the Company agree that upon this 2001 Amended Agreement becoming effective, all prior agreements, including without limitation the 1992 Agreement relating to employment, non-disclosure and non-competition between the Employee and the Company shall be terminated and have no further force or effect.

     3.  Title and Extent of Services.
         ----------------------------

     The Employee agrees to devote his best efforts and all of his working time to diligently promote the business and affairs of the Company and to perform such other duties and carry out such assignments, consistent with his ability and experience, as may be assigned to him from time to time by the Board of Directors of the Company. The Employee will be President, Chief Executive Officer and Treasurer of the Company.

     4.  Location.
         --------

     The Employee shall perform service under this 2001 Amended Agreement at the Company's principal offices. The Employee shall also be available to make business trips both within and outside of the United States for purposes of consulting with other members of the Company's management as well as with present and proposed customers, suppliers and licensors of the Company.

     5.  Compensation and Other Benefits.
         -------------------------------

     For calendar year 2001, the Company shall pay the Employee a base salary at the annual rate of One Hundred Sixty Thousand and Sixteen ($160,016) Dollars, payable in accordance with the Company's usual payroll practices. Employee's salary may be increased based on performance review and annual adjustment by the compensation committee, as approved by the Board of Directors of the Company. The Employee shall be entitled to participate in any stock option, bonus or profit sharing plans of the Company, if any, adopted by the Company for the benefit of its officers or employees. Reasonable business related travel and entertainment allowances and procedures relating thereto shall be established for the Employee by the Board of Directors of the Company. During the term of this 2001 Amended Agreement, the Company will nominate the Employee to be a director of the Company each year that his term of office as director expires.

     Also, during the term of this 2001 Amended Agreement:

     a. Company shall provide the Employee with short term disability insurance or direct payments by the Company of $8,000 per month for six months and long term disability insurance of $8,000 per month with a six month waiting period.

     b. Company shall provide the Employee with and pay for life insurance in an amount of not less than $50,000.

     c. Company shall provide the Employee with and pay for an automobile for business use and will pay all costs associated therewith for maintenance, insurance, repairs, taxes and the like.

     d. Company shall provide the Employee with and pay for Blue Cross/Blue Shield or comparable medical health insurance family coverage and to such additional health and other insurance coverage and benefits, if any, offered or generally made available to the Company's officers or employees, at the expense of the Company.

     e. Company shall provide the Employee with and pay for a split dollar whole life insurance policy of at least One Million ($1,000,000) Dollars which the Employee, at the termination of his employment shall have the opportunity to purchase for the amount of the cash value of said policy as of August 31, 2001. The amount of this insurance may be increased by the Board of Directors or by the Company's compensation committee on such terms as they and the Employee agree to.

     f. On January 1, 2002 and each January 1 thereafter, the base salary described in this Paragraph 5 shall be adjusted at a minimum for inflation during the prior year. The adjustment shall be based on the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston, Massachusetts published by the Bureau of Labor Statistics of the U.S. Department of Labor, all items, unadjusted for seasonal variations (1982-1984=100) or any index published by the United States government in substitution thereof. The adjustment shall be based on the change in the Consumer Price Index from January of 2001 to January of the year in which the calculation is performed.

     g. If (i) the Employee is involuntarily terminated for any reason other than pursuant to the causes set forth in Paragraph 6(a), 6(c) or 6(d), or (ii) there is a Change of Status as defined in Paragraph 1, then an amount equal to the Total Compensation due to the Employee over the term of this 2001 Amended Agreement, as it may be amended from time to time, shall be calculated, and such Total Compensation as calculated shall be paid in a single payment to the Employee no later than 10 days following his termination. Without limiting the generality of the foregoing, not later than 10 days following such a termination, the Company shall pay to the Employee an amount equal to the Employee's current annual Total Compensation multiplied by three and adjusted for cost of living under Paragraph 5(f) using the most recent annual adjustment calculation as the basis for adjustment over the three years. Total Compensation as used herein and in Paragraph 21(c) shall include all base salary, bonus, and other benefits to which the Employee is entitled. In calculating bonuses to which the Employee is entitled under this Paragraph 5(g), the Employee shall be entitled to the bonus that he could have earned, with the amount of the bonus in each year of the three years to be based on the greatest of the prior year's bonus, the bonus referred to in Paragraph 5(i) or the bonus made available to the Employee by the Board of Directors based on the performance of the Company during the year of termination or Change of Status or election as aforesaid.

     h. If the Employee is terminated for disability, as herein defined, any unvested options and warrants which would have vested within one year of such termination, shall be vested and then currently exercisable.

     i. The Company, through its Board of Directors or Compensation Committee, shall provide the Employee with an opportunity to earn a bonus annually of a minimum of $50,000 upon the achievement of reasonably specified goals and objectives. Additionally, the Company, through its Board of Directors or Compensation Committee, may provide additional bonus or other additional incentives to the Employee.

     j. The Company shall pay to the Employee an amount sufficient to enable the Employee to receive the accelerated compensation payments and acceleration of stock options and warrants provided for under Paragraphs 5 and 21, net of any tax required to be paid by the Employee under Internal Revenue Code, Section 280G, if applicable, on accelerated compensation payments and acceleration of stock options and warrants to the Employee.

     k. If the Employee is terminated for any reason other than pursuant to the causes set forth in Paragraphs 6(a), 6(b), 6(c) or 6(d), or if there is a change of status as defined in

Paragraph 1, all of the Employee's options and warrants which are then unvested shall vest. If the Employee then exercises such options and warrants, the Company shall provide to the Employee a loan in the amount of the payments due to the Company for the options and warrants. The Employee shall be personally responsible for the loan. The loan shall be secured by the stock of the Company purchased by the exercise of the options and warrants, and otherwise the terms of such loan shall provide that the amount of the loan shall be at the Wall Street Journal Prime Rate plus one (1%) percent, shall require repayment to the Company within two years of the date of such termination and shall provide that any monies received by the Employee from the sale of stock which was issued as a result of the exercise of options and warrants paid for by such loan shall be paid to the Company to reduce such loan.

     6.  Term/Termination.
         ----------------

     The Employee's employment may be terminated by the Company at any time for cause, for voluntary resignation, or upon death or permanent disability of the Employee, all as defined in this Paragraph 6. Unless the Employee is terminated pursuant to the causes set forth in Paragraph 6(a), 6(b), 6(c) or 6(d), the term of the Employee's employment shall be for a continuing period of three years following each day of employment. In further clarification of this provision, it is intended that the employment term of the Employee, at all times following the effective date of this Third Amendment, will be a continuing three year period unless the Employee's employment is terminated pursuant to Paragraph 6(a), 6(b), 6(c) or 6(d).

     a. "Termination for Cause" shall mean the termination of employment of the Employee because of the Employee's dishonesty, theft, gross misconduct, disclosure of trade secrets or aid of a competitor.

     b. "Termination by Voluntary Resignation" shall mean the termination of employment as a result of the voluntary resignation or withdrawal, for any reason, by the Employee.

     c. "Termination by Death" shall mean the termination of employment as a result of the death of the Employee.

     d. "Termination by Disability" shall mean the termination of employment as a result of the disability, as herein defined, of the Employee.

     e. "Disability" shall mean the Employee's inability to perform the services which he is to provide to the Company for any 100 weekdays in any continuous period of six months by reason of physical or mental illness or incapacity. In the event of any dispute between the parties regarding the existence of a permanent disability, the matter shall be determined by a licensed physician selected by the Company, and such determination shall be conclusive and binding upon the Company and Employee.

     f. If the Company's principal office changes so that it would be inconvenient for the Employee to perform his duties at the Company's principal office without changing his primary residence, and if the Employee refuses to perform his services at the Company's new principal office, such refusal shall not be a grounds for termination for cause.

     7.  Proprietary Information.
         -----------------------

         7.1. The Employee hereby agrees to hold and maintain confidential and private in trust for the benefit of the Company all papers, plans, drawings, specifications, methods, processes, techniques, know-how, formulae, customer and supplier lists, personnel and financial data, plans, trade secrets and all proprietary information belonging to the Company or any company or business with which the Company does business of which the Employee may have knowledge or acquire knowledge during the term of his employment with the Company, and to maintain as confidential and secret any new processes, formulations, designs, devices, research data, machines or compositions of matter of the Company or of any persons granting rights to the Company revealed to the Employee or invented, discovered, originated, made or conceived by the Employee in connection with the furnishing of employment or consulting services to the Company.

         7.2. The Employee hereby agrees that he shall not at any time, either during or subsequent to the term of this Agreement, use for himself or others, or disclose or divulge to any person, other than to the Company's officers and other employees as required by the Employee's duties under this Agreement and to third parties when authorized by the prior written consent of the Company, any of the information specified in Section 7.1 above or any trade or business secrets or any other confidential information belonging to the Company of which the Employee may acquire knowledge while he is employed by the Company; provided, however, that the confidentiality and non-disclosure provisions contained in this Section shall not apply to any information or data, if such information or data is: (1) previously known and free of an obligation to maintain same in confidence; or (2) if and when such information and data becomes a part of the public knowledge or literature through no fault of the Employee or anyone who controls the Employee or is under the control of the Employee.

     8.  Invention Rights.
         ----------------

         8.1. The Employee hereby agrees that any and all inventions, improvements, modifications, ideas, trademarks and innovations (all of which are hereinafter referred to generally as "Developments") whether patentable or not, which he may invent, discover, originate, or make during the course of his employment with the Company whether or not reduced to writing or practice, either solely or jointly with others and whether or not during working hours or by or with the facilities of the Company, and which directly relate to the business of the Company shall be the sole and exclusive property of the Company and shall be assigned by the Employee to the Company or to the Company's nominees without the payment of additional compensation to the Employee. The Employee and each such other person shall promptly and fully disclose each and all such Developments to the Company or to the Company's nominees.

         8.2. The Employee further agrees to participate in the preparation of and to execute at any time, upon the request and at the expense of the Company, for the benefit of the Company or the Company's nominees, any and all applications, instruments, assignments and other documents, which the Company shall deem necessary or desirable to protect its entire right, title and interest in and to any of the Developments described in Section 8.1 hereof.

          8.3. The Employee agrees, upon the request and at the expense of the Company or any person to whom the Company may have granted or grants rights, to execute any and all applications, assignments, instruments and papers, which the Company shall deem necessary or desirable for the protection or perfection of such rights, including the execution of new, divisional, continuing and reissue patent applications, to make all rightful oaths, to testify in any proceeding in the Patent Office or in the courts, and generally to do everything lawfully possible to aid the Company, its successors, assigns and nominees to obtain, enjoy and enforce proper patent or other protection in the United States and in foreign countries for the Developments to be assigned under this Agreement. The obligations set forth in this Section with respect to such Developments shall continue beyond the termination of this Agreement.

     9.   Technical Records.
          -----------------

     The Employee agrees to make and maintain adequate and current written records of all Developments on which he works during his employment by the Company. Immediately upon the Company's request and promptly upon termination of the Employee's employment by the Company, the Employee shall deliver to the Company all memoranda, notes, records, reports, photographs, drawings, plans, papers or other documents made or compiled by the Employee or made available to the Employee during the course of his employment by the Company, and any copies or abstracts thereof, whether or not of a secret or confidential nature, and all of such memoranda or other documents shall, during and after the employment of the Employee by the Company, be and shall be deemed to be the property of the Company.

     10.  Non-Competition.
          ---------------

          10.1. So long as the Employee is employed as an Employee or as a Consultant by the Company, and for a period of one year following the termination of the Employee's employment with the Company for any reason, so long as during said one year period the Company pays to the Employee the payments to which the Employee is entitled, the Employee, during said one year period, shall not engage, directly or indirectly, in any business activity or own, directly or indirectly, any interest in any business which competes with the business of the Company as conducted or as planned to be conducted by the Company during the Employee's employment at any place within the United States or the world where the Company then conducts business, whether for his own account or as an employee, partner, officer or director of, or consultant or independent contractor to, or holder of more than five percent (5%) of the equity interest in, any other person, firm, partnership or corporation. The foregoing non-competition covenant shall not apply to lines of business, products or services of the Company unless the Employee has had substantial involvement with or been responsible for such lines of business, products or services of the Company. If at any time the foregoing provisions shall be deemed to be invalid or unenforceable or are prohibited by the laws of the state or place where they are to be enforced, by reason of being vague or unreasonable as to duration or place of performance, this section shall be considered divisible and shall become and be immediately amended to include only such time and such area as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement. The Company and the Employee expressly agree that this section, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

          10.2. The Employee agrees further that for so long as he is employed by the Company and for one (1) year thereafter, he shall not, directly or indirectly, (a) solicit, hire, or in any manner persuade or attempt to persuade any employee, consultant or agent of the Company to terminate his relationship with the Company, or (b) encourage or cause any customers or suppliers of the Company to cease doing business with the Company.

     11.  Indemnification.
          ---------------

     The Company shall indemnify the Employee against all judgments, fines, settlement payments and expenses including reasonable attorneys' fees, paid or incurred in connection with any claim, action, suit or proceeding, civil or criminal, to which he may be made a party or with which he may be threatened by reason of his being or having been an employee of the Company, or, at its request, a director, officer, stockholder, consultant or member of any other corporation, firm or association of which the Company is an Affiliate (as defined hereafter), a subsidiary or a stockholder or creditor and by which he is not so indemnified, or by reason of any action or omission by him in such capacity, whether or not he continues to be an employee at the time of incurring such expenses or at the time the indemnification is made. No indemnification shall be made hereunder (a) with respect to payment and expenses incurred in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding not to have acted in good faith and in the reasonable belief that his action was in the best interests of the Company, or (b) as otherwise prohibited by law, or (c) with respect to payment and expenses incurred in relation to any matters arising out of a violation of the terms of this Agreement. The foregoing right of indemnification shall not be exclusive of other rights to which the Employee may otherwise be entitled and shall inure to the benefit of the executor or administrator of the Employee.

     12.  Assignment.
          ----------

     The rights and obligations of the parties hereto shall inure to the benefit of, and shall be binding upon, the successors and assigns of each of them; provided, however, that the Employee shall not, during the continuance of this Agreement, assign this Agreement without the previous written consent of the Company, and, provided, further, that nothing contained in this Agreement shall restrict or limit the Company, in any manner whatsoever, from assigning any or all of its rights, benefits or obligations under this Agreement to any successor corporation or to any Affiliate of the Company without the necessity of obtaining the consent of the Employee. "Affiliate" as used throughout this Agreement, means any person or entity which, directly or indirectly, controls or is controlled by or is under common control with the Company.

     13.  Specific Performance.
          --------------------

     If there is any violation of the Employee's obligations herein contained, the Company shall have the right to specific performance in addition to any other remedy which may be available at law or equity.

     14.  Survival of Paragraphs 7, 8, 9, 10 and 11.
          -----------------------------------------

     The provisions of Paragraphs 7, 8, 9, 10 and 11 hereof shall continue in force so long as the Employee remains employed by the Company whether under this Agreement or not, and shall survive any termination of employment under Paragraph 6 hereof.

     15.  Amendment and Waiver.
          --------------------

     Neither this Agreement nor any term, covenant, condition or other provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

     16.  Governing Law.
          -------------

     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     17.  Entire Agreement.
          ----------------

     This Agreement embodies the entire agreement between the Company and the Employee, and, except as otherwise expressly provided herein, this Agreement shall not be affected by reference to any other document.

     18.  Headings, Etc.
          -------------

     The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

     19.  Counterparts.
          ------------

     This Agreement may be executed in several identical counterparts, each of which when executed by the parties hereto and delivered shall be an original, but all of which together shall constitute a single instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     20.  Notices.
          -------

     Any notice required or permitted to be given under this Agreement shall be deemed delivered when given by registered or certified mail addressed to the party to whom such notice is given at the address of such party hereinafter set forth or at such address as such party may provide to the other in writing from time to time.

     If to the Company, to:

     International Electronics, Inc.
     427 Turnpike Street
     Canton, Massachusetts 02021

     If to the Employee, to:

     John Waldstein
     97 Meadowbrook Road
     Needham, Massachusetts 02492

     21. Acquisition Matters.
         -------------------

     If an Acquisition Event, as hereinafter defined, occurs, the following provisions shall apply to the Employee:

     a. If an Acquisition Event occurs, the Employee's base salary shall increase to annualized compensation of the greater of $175,000 per year or the annualized compensation of the Employee on the date of such Acquisition Event, commencing on the Acquisition Event. Such amount shall be increased by a minimum amount each January 1 commencing on January 1 following the Acquisition Event in accordance with the formula described in Paragraph 5(f).

     b. On the occurrence of any Acquisition Event, all of the Employee's then unvested stock options and warrants shall be vested and then currently exercisable.

     c. If an Acquisition Event occurs and there is no Change of Status as defined in Paragraph 1, the Company or the acquirer shall be obligated to pay to the Employee a severance payment equal to one year of Total Compensation if the Employee works for the first six months after the Acquisition Event, and the Company or the acquirer shall be obligated to pay to the Employee a severance payment equal to six months of Total Compensation for each six months after the first six months that the Employee works after the Acquisition Event, with such cumulative severance payments to be made within ten (10) days of such time as the Employee voluntarily resigns his employment or is terminated by death or disability, provided however, that the Employee's severance payment shall not exceed three years of Total Compensation. "Total Compensation" as used herein and in Paragraph 5(g) shall include all base salary, bonus, and other benefits to which the Employee is entitled, with such amount to be calculated as provided in Paragraph 5(g). To avoid any confusion about the relationship of this Paragraph 21(c) with Paragraph 5(g) the Employee shall not be entitled to the severance payments described in this Paragraph 21(c) if the Employee has been paid the amounts required to be paid to the Employee under Paragraph 5(g).

     d. If an Acquisition Event occurs, the Company shall not change the status of the Employee. If the Company makes a Change of Status of the Employee after an Acquisition Event, or if the Company, after an Acquisition Event, requires the Employee to travel on Company business to a greater extent than the Employee traveled before such Acquisition Event, the Employee shall be deemed to have been involuntarily terminated without cause and shall be entitled to the payments under Paragraph 5(g).

     e. An "Acquisition Event" is defined as any event in which the Company merges or consolidates with another party or sells all or substantially all of its assets to an unaffiliated third party or an event in which more than 50% of the outstanding common stock of the Company is acquired by a third party or the third party and its affiliates. An Acquisition Event will also be the election of a slate of Directors not approved by the Employee.

     22. Enforcement Matters.
         -------------------

     The following provisions shall apply to the parties to the 1994 Agreement, as amended:

     a. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to the 2001 Amended Agreement, as it may be amended from time to time, or the Employee's employment by the Company, such controversy, claim or dispute shall be settled in accordance with the rules of arbitration of the American Arbitration Association under the rules then pertaining in Boston, Massachusetts, and shall be conducted under the Expedited Procedures thereof. The arbitrator shall be a person with significant experience in businesses similar to the business conducted by the Company. The parties agree that such arbitration shall be binding and conclusive upon them. At the request of either party, arbitration proceedings will be conducted in secrecy, and in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrators in confidence and available for inspection only by the parties or any court in which an award is finally entered. Judgment upon any award so rendered may be entered in any court of competent jurisdiction.

     b. In the event of litigation or arbitration relating to the 2001 Amended Agreement, as it may be amended from time to time, the Employee, if the prevailing party, shall be paid its reasonable expenses and reasonable attorney's fees by the other party.

     c. In the event of litigation or arbitration relating to the payment of the obligations by the Company under the 2001 Amended Agreement, as it may be amended from time to time, the Employee, if the prevailing party, shall be paid treble damages by the other party.

     d. In the event of litigation or arbitration relating to the 2001 Amended Agreement, as it may be amended from time to time, the Employee, if the prevailing party, shall be paid interest by the other party on any amounts due at the rate of 12% per annum, calculated on a daily basis.

     e. Any litigation or arbitration relating to the 2001 Amended Agreement, as it may be amended from time to time shall be decided in the federal or state courts of Massachusetts as to litigation, or in Boston, Massachusetts as to arbitration.

     IN WITNESS WHEREOF, the Company has caused this 2001 Amended Agreement to be executed by a member of the Board of Directors duly authorized thereunto by its Board of Directors and the Employee has hereunto set his hand and seal, all as of the date and year above.

                                             International Electronics, Inc.


/s/ John Waldstein                           By:/s/ Kenneth Moyes
------------------                              -----------------
John Waldstein, Employee                          Director